Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Execution Version

CONSENT AGREEMENT

This CONSENT AGREEMENT (this “Agreement”) is made, entered into and effective as of February 11, 2026, by and among ATN INTERNATIONAL, INC., a Delaware corporation (the “Borrower”) CoBank, ACB, as Administrative Agent (the “Administrative Agent”), and the Lenders and Voting Participants (constituting Required Lenders) party hereto.

RECITALS

WHEREAS, the Loan Parties, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of July 13, 2023 (as amended, modified, supplemented, extended or restated prior to the date hereof and as the same may be further amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 7.6 of the Credit Agreement, the Loan Parties and Restricted Subsidiaries are prohibited from declaring or making, directly or indirectly, any Restricted Payment, subject to certain exceptions (each, a “Permitted Distribution”);

WHEREAS, pursuant to Section 7.8 of the Credit Agreement, the Loan Parties and Restricted Subsidiaries are prohibited from making Dispositions of assets, subject to certain exceptions (each, a “Permitted Disposition”);

WHEREAS, pursuant to Section 2.15(b) of the Credit Agreement, upon receipt by any Loan Party or Restricted Subsidiary of the Net Cash Proceeds of certain Dispositions, the Borrower is required to prepay, or cause such other Loan Party or Restricted Subsidiary to prepay, the Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds from any such Disposition to the extent such Net Cash Proceeds, together with all other Net Cash Proceeds from Dispositions in the preceding twelve months, exceed in the aggregate amount the greater of (i) $5,000,000 and (ii) 10% of EBITDA of the Borrower and the Restricted Subsidiaries for the Test Period, subject to certain exceptions;

WHEREAS, pursuant to Section 2.15(g) of the Credit Agreement, all mandatory prepayments made in accordance with Section 2.15(b) of the Credit Agreement must be applied first to prepay any Overadvances that may be outstanding and second to prepay any remaining scheduled principal payments of the Term Loans;

WHEREAS, (i) pursuant to Section 6.17(a) of the Credit Agreement, upon the designation of any newly formed Subsidiary as an Unrestricted Subsidiary, the Borrower shall be in compliance on a pro forma basis immediately after giving effect to such designation with Article VIII of the Credit Agreement for the Test Period and (ii) the Borrower shall be in compliance on a pro forma basis with the Section 7.5 of the Credit Agreement in connection with an Investment in an Unrestricted Subsidiary;

Consent Agreement

WHEREAS, the Borrower has informed the Administrative Agent that Commnet Wireless LLC, a Delaware limited liability company, Alloy, Inc., a Delaware corporation, Arizona Nevada Tower Company, LLC, a Nevada limited liability company, Commnet Four Corners, LLC, a Delaware limited liability company, Commnet of Arizona, LLC, a Delaware limited liability company, Commnet of Nevada, LLC, a Delaware limited liability company, Excomm, LLC, as Delaware limited liability company, and Mora Valley Wireless, LP, a Delaware limited partnership) (collectively, the “Sellers”) will (i) form one or more Delaware limited liability companies (each a “Sale Site Subsidiary” and collectively, the “Sale Site Subsidiaries”) and will designate each such Sale Site Subsidiary an Unrestricted Subsidiary under the Credit Agreement upon formation and (ii) enter into a Purchase and Sale Agreement (together with schedules and exhibits thereto and ancillary documentation in connection therewith, the “Tower Sale Agreement”) pursuant to which the Sellers will sell from time to time to EIP Holdings IV, LLC, a Delaware limited liability company (the “Buyer”), through one or more transactions (each such transaction, a “Tower Sale”) all of each Seller’s right, title and interest in and to certain Included Property with respect to the Assignable Sites (each as defined in the Draft Tower Sale Agreement (defined below) and, together, the “Tower Assets”) for approximately $297,200,000.00. For the avoidance of doubt, the Tower Sales may occur through: (a) the sale of Tower Assets to one or more Sale Site Subsidiaries, followed by the sale of the Sale Site Subsidiary Interests (as defined in the Draft Tower Sale Agreement; together with the Tower Assets, the “Sold Assets”) to the Buyer; and/or (b) the sale of the Sale Site Subsidiary Interests to the Buyer, followed by the sale of any Tower Asset to such Sale Site Subsidiaries;

WHEREAS, the Sellers intend to lease back certain Tower Assets from one or more Sale Site Subsidiaries pursuant to certain lease agreements typical for third-party transactions for operating leases (the “Tower Site Lease Agreements”);

WHEREAS, the Borrower provided a Term Sheet for Master Lease Agreement (“Term Sheet”) to the Administrative Agent on November 26, 2025, which describes the proposed terms and conditions of the Tower Site Lease Agreements;

WHEREAS, the Borrower provided a draft Purchase and Sale Agreement (together with schedules and certain exhibits thereto and ancillary documentation in connection therewith, the “Draft Tower Sale Agreement”) to the Administrative Agent on February 10, 2026;

WHEREAS, the Borrower has advised the Administrative Agent that, with a portion of the Net Cash Proceeds from the Tower Sales, the Sellers intend to make certain distributions to certain of their minority shareholders in an amount not to exceed $[***] (the “Anticipated Distribution Amount”);

WHEREAS, in lieu of including (a) the fair market value of the Sold Assets in any calculation of the aggregate amounts set forth in Section 7.8 of the Credit Agreement and (b) the distributions made to any Seller’s minority shareholders in any calculation of the aggregate amounts set forth in Section 7.6 of the Credit Agreement, the Borrower has requested that the Administrative Agent and the Required Lenders consent to (i) each of the Sale Site Subsidiaries from time to time being deemed an Unrestricted Subsidiary without needing to be in compliance with (or providing evidence of compliance with) the requirements of Section 6.17(a) or Section 7.5 of the Credit Agreement with regards to the Sold Assets, as the case may be, (ii) the consummation of the Tower Sales without utilizing any exception set forth in Section 7.8 of the Credit Agreement, (iii) the distributions from the Net Cash Proceeds from the Tower Sales to the minority shareholders in an amount not to exceed the Anticipated Distribution Amount without utilizing the exception set forth in Section 7.6 of the Credit Agreement and (iv) the remaining Net Cash Proceeds received from the Tower Sales, first, being applied to the repayment of the outstanding Revolving A-1 Loan rather than the Term Loan and, second, to the extent there are Net Cash Proceeds remaining after repaying the outstanding Revolving A-1 Loan, such Net Cash Proceeds may be (x) used to repay certain intercompany debt of the Loan Parties and their Subsidiaries and (y) retained by the Loan Parties (collectively, the “Consents”); and

WHEREAS, the Administrative Agent, and the Lenders and Voting Participants (constituting Required Lenders) party hereto are willing, subject to the terms and conditions hereafter set forth herein, to give such Consents.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Agreement, the Borrower, the Administrative Agent, and the Lenders and the Voting Participants party hereto hereby agree as follows:

SECTION 1.         Consent and Release. In reliance on the representations and warranties and covenants of the Borrower, the Administrative Agent, and Lenders and Voting Participants (constituting Required Lenders) party hereto agree to the Consents. The Lenders party hereto hereby authorize the Administrative Agent to release its Lien on the Sold Assets Disposed of pursuant to any Tower Sale upon consummation of such Tower Sale, and upon the consummation of such Tower Sale (i) the Liens on the applicable Sold Assets shall be deemed to be automatically released and (ii) the Administrative Agent shall take such actions as reasonably requested by the Borrower in order to evidence such release (including the filing of UCC-3 financing statement amendments reasonably acceptable to the Administrative Agent and the Borrower and the termination of any real property mortgages (if any)); provided that, as a condition to the actions taken by the Administrative Agent pursuant to this clause (ii), (x) the Borrower has provided the Administrative Agent written notice identifying any applicable Sale Site Subsidiary and (y) the Borrower has provided the Administrative Agent with notice of such Tower Sale and a description of the Sold Assets associated with such Tower Sale in form and content reasonably acceptable to the Administrative Agent.

SECTION 2.          Representations and Warranties of the Borrower. In order to induce Administrative Agent and the Lenders to agree to the Consents contained in this Agreement, the Borrower represents and warrants as follows:

(A)          The Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and general principles of equity.

(B)          The execution, delivery and performance of this Agreement in accordance with its terms do not and will not, by the passage of time, the giving of notice or otherwise,

(1)            require any Governmental Approval (except as previously obtained) or violate any Applicable Law relating to the Borrower;

(2)            materially conflict with, result in a material breach of or constitute a material default under the organizational documents of the Borrower;

(3)            conflict with, result in a breach of or constitute a default under any Governmental Approval relating to the Borrower except as would not reasonably be expected to have a Material Adverse Effect; or

(4)            result in or require the creation or imposition of any Lien (except as permitted by the Loan Documents) upon or with respect to any property now owned or hereafter acquired by the Borrower.

(C)           The recitals set forth above are true and correct in all material respects. The representations and warranties of the Borrower set forth in the Loan Documents (after giving effect to the consents contained in this Agreement) are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, provided, that such representations and warranties (i) that relate solely to an earlier date are true and correct as of such earlier date and (ii) are true and correct in all respects if they are qualified by a materiality standard.

(D)           No Default or Event of Default has occurred and is continuing or would be reasonably expected to result after giving effect to the consents contained in this Agreement.

(E)           The terms and conditions of the form of the Tower Site Lease Agreements attached to the Tower Sale Agreement are substantially similar to those described in the Term Sheet.

SECTION 3.          Covenants of the Borrower.         The Borrower covenants and agrees that:

(A)          The Borrower shall (i) promptly deliver to the Administrative Agent notice of the formation of any Sale Site Subsidiary, (ii) cause each such Sale Site Subsidiary to (x) not own any Equity Interests or Indebtedness of, or own or hold any Lien on, any property of, the Borrower or any Restricted Subsidiary of the Borrower, and (y) not own or hold any Material Intellectual Property, and (iii) cause only Sold Assets to be transferred to any Sale Site Subsidiary by the Borrower or any Restricted Subsidiary.

(B)          The Borrower shall not, and shall cause its Subsidiaries to not, enter into any Tower Site Lease Agreement if entering into or performing under such Tower Site Lease Agreement would reasonably be executed to immediately result in a Default or Event of Default.

(C)          The Tower Sale Agreement shall be in substantially the same form as the Draft Tower Sale Agreement, unless such deviation is not materially adverse to the interests of the Administrative Agent or the Lenders in any respect.

(D)          The Borrower shall promptly deliver a certificate signed by a Compliance Officer of the Borrower, dated as of the date of the Tower Sale Agreement and attaching (i) a true, correct and complete copy of the Tower Sale Agreement as in effect on the date thereof, (ii) a comparison of the Tower Sale Agreement and the Draft Tower Sale Agreement, and (iii) a description of the terms and conditions of the form of the Tower Site Lease Agreements attached to the Tower Sale Agreement in a format consistent with the Term Sheet.

Borrower acknowledges and agrees that failure to comply with the covenants set forth in this Section 3 will constitute an Event of Default under the Credit Agreement consistent with Section 9.1(c)(i) of the Credit Agreement.

SECTION 4.         Effectiveness of Agreement. This Agreement shall become effective only upon the satisfaction of each of the following conditions (the date such conditions are satisfied, the “Effective Date”):

(A)          The Administrative Agent’s receipt of an executed counterpart of this Agreement signed by each other party hereto;

(B)          The representations and warranties of the Borrower in Section 2 are true and correct in all material respects as of the date hereof;

(C)          no Default or Event of Default shall have occurred and be continuing; and

(D)          The Administrative Agent’s receipt of all other fees and charges due and payable under any Loan Document (including reasonable and documented out-of-pocket legal fees and expenses).

SECTION 5.          Expenses; Indemnity; Damage Waiver. Section 11.3 of the Credit Agreement is hereby incorporated, mutatis mutandis, by reference as if such section was set forth in full herein.

SECTION 6.          Miscellaneous.

(A)          Counterparts; Integrations; Effectiveness.

(a)             This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, as modified by this Agreement, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)             Electronic Execution of Loan Documents. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. The parties agree that any electronically signed Loan Document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. The parties presently intend to authenticate this Agreement by either signing this Agreement or attaching hereto or logically associating herewith an electronic sound, symbol or process as their respective electronic signature. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(B)           Definitions. Capitalized terms used, but not defined, in this Agreement shall have the meaning set forth in the Credit Agreement.

(C)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, the Administrative Agent, and their respective permitted successors and assigns.

(D)           Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with all provisions of the Credit Agreement, including the governing law provisions thereof.

(E)           Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(F)           Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(G)           Effect on the Credit Agreement and the Other Loan Documents. Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and this Agreement shall not be considered a novation. The execution, delivery and performance of this Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents. This Agreement shall be deemed to be a Loan Document as defined in the Credit Agreement and is subject to the provisions thereof.

[Signatures commence on the following page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

BORROWER:

ATN INTERNATIONAL, INC., as the Borrower

By:	/s/ Carlos Doglioli
Name:	Carlos Doglioli
Title:	Chief Financial Officer

[Signatures continued on following page.]

[Signatures continued from previous page.]

COBANK, ACB, as Administrative Agent and as a Lender

By:	/s/ Scott Johnson
Scott Johnson
Sector Vice President

Consent Agreement

BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Carmen Contreras
Name: Carmen Contreras
Title: Director

Consent Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nick Meece
Name: Nick Meece
Title: Principal

Consent Agreement

MUFG BANK, LTD., as a Lender

By:	/s Colin Donnarumma
Name: Colin Donnarumma
Title: Director

Consent Agreement

AGFIRST FARM CREDIT BANK, as a Voting Participant pursuant to Section 11.7 of the Credit Agreement

By:	/s/ Christopher Reynolds
Name: Christopher Reynolds
Title: SVP

AMERICAN AGCREDIT, FLCA, as a Voting Participant pursuant to Section 11.7 of the Credit Agreement

By:	/s/ Kaylee Burnett
Name: Kaylee Burnett
Title: Vice President

CAPITAL FARM CREDIT, FLCA, as a Voting Participant pursuant to Section 11.7 of the Credit Agreement

By:	/s/ Agustin Arzeno
Name: Agustin Arzeno
Title: Director Capital Markets

FARM CREDIT BANK OF TEXAS, as a Voting Participant pursuant to Section 11.7 of the Credit Agreement

By:	/s Natalie Mueller
Name: Natalie Mueller
Title: VP Director, Capital Market

FARM CREDIT EAST, ACA, as a Voting Participant pursuant to Section 11.7 of the Credit Agreement

By:	/s/ Eric W Pohlman
Name: Eric W Pohlman
Title: Vice President

AGWEST FARM CREDIT, FLCA, as a Voting Participant pursuant to Section 11.7 of the Credit Agreement

By:	/s/ Greg Reilly
Name: Greg Reilly
Title: Vice President, Relationship Manager